PRESS RELEASE
FOR IMMEDIATE RELEASE

FOR:	MDC Partners Inc.
950 Third Avenue, 5th Floor
New York, NY 10022

CONTACTS:	Donna Granato
Director, Finance & Investor Relations
646.429.1809
dgranato@mdc-partners.com

MDC PARTNERS APPOINTS CLARE COPELAND AS DIRECTOR OF THE CORPORATION

New York, New York (July 5, 2007) - MDC Partners (“MDC” or the “Company”) announced today that Clare Copeland has been appointed as a member of the Company’s Board of Directors.

Mr. Copeland is the Chief Executive Officer for Falls Management Company, a commercial development and casino in Niagara Falls, Ontario. Previously, Mr. Copeland was Chairman and Chief Executive Officer of OSF Inc., a manufacturer of retail store interiors and Chief Executive Officer of People's Jewellers Corporation, a jewelry retailer. Mr. Copeland is also Chairman of Toronto Hydro, a trustee of Custom Direct Income Fund, RioCan Real Estate Investment Trust and is a director of several Canadian companies.

Mr. Copeland will also serve as a member of the Audit Committee and the Human Resources & Compensation Committees of the MDC Partners Board of Directors.

"Mr. Copeland has extensive international business experience. His accomplishments in the Canadian business community are significant and he will bring valuable marketing and business management insights to our Board of Directors," said Miles Nadal, Chairman and Chief Executive Officer.

About MDC Partners

MDC Partners is a leading provider of marketing communications services to clients in North America, Europe and Latin America. Through its partnership of entrepreneurial firms it provides advertising, specialized communications and consulting services to leading brands. MDC Partners’ philosophy emphasizes the utilization of strategy and creativity to drive growth for its clients. “MDC Partners is the Place Where Great Talent Lives”. MDC Partners Class A shares are publicly traded on the NASDAQ under the symbol “MDCA” and on the Toronto Stock Exchange under the symbol “MDZ.A”.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties which may cause the actual results or objectives to be materially different from those expressed or implied by such forward-looking statements. Such factors include, among other things, the Company’s financial performance; changes in the competitive environment; adverse changes in the economy; ability to maintain long-term relationships with customers; financing requirements; and other factors set forth in the Company’s Form 10-K for its fiscal year ended December 31, 2006 and subsequent SEC filings.